UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Data of earliest event reported): January 13, 2022

X4 PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 North Beacon Street, 4th Floor
Boston, Massachusetts	02134
(Address of principal executive offices)	(Zip Code)

(857) 529-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XFOR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Item 1.02	Termination of a Material Definitive Agreement

On January 13, 2022, X4 Pharmaceuticals, Inc. (the “Company”) delivered to Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), a notice of termination terminating the Common Stock Purchase Agreement dated October 14, 2020 (the “Aspire Purchase Agreement”) with Aspire Capital effective as of January 14, 2022. The Aspire Purchase Agreement provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $50 million of shares of the Company’s common stock over the 36-month term of the Aspire Purchase Agreement at a price per share equal to (i) the lowest sale price of the Company’s common stock on the purchase date or (ii) the arithmetic average of the three (3) lowest closing sale prices for the Company’s common stock during the ten (10) consecutive trading days ending on the trading day immediately preceding the purchase date.

On October 16, 2020, the Company filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement and accompanying base prospectus registering up to $50 million of shares of common stock (“Aspire Prospectus”) that may have been offered to Aspire Capital from time to time under the Aspire Purchase Agreement and pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-242372), originally filed with the SEC on August 7, 2020 and declared effective by the SEC on August 19, 2020. From October 16, 2020 through the date of termination, the Company sold no shares of common stock under the Aspire Purchase Agreement. Upon termination, the Company has no further obligations under the Aspire Purchase Agreement and will make no sales pursuant to the Aspire Prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: January 14, 2022	By:	/s/ Derek Meisner
Derek Meisner
Chief Legal Officer and Secretary